UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2014

LEUCADIA NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

New York	1-5721	13-2615557
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Madison Avenue, New York, New York	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  212-460-1900

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01	Entry into Material Definitive Agreement

On March 18, 2014, we entered into definitive agreements to increase our stake in Harbinger Group Inc. (“HGI”).  Under a Preferred Securities Purchase Agreement between us and Harbinger Capital Partners Master Fund I, Ltd., Global Opportunities Breakaway Ltd. and Harbinger Capital Partners Special Situations Fund, L.P (the “Sellers”), we agreed to purchase from the Sellers a newly created preferred-security interest in a subsidiary of  each  Seller (the “Preferred Interest”) for $253.0 million in cash.  Subject to our receiving regulatory approvals from the insurance regulators of HGI’s Fidelity & Guaranty Life insurance operations, the Preferred Interest will be exchangeable into 23.0 million shares of common stock of HGI (the “HGI Shares”) held by the Sellers.  Following closing of our purchase of the Preferred Interest, we also have the right from time to time to sell all or a portion of the underlying HGI Shares for our own account and have the benefit of a registration rights agreement with HGI that the Sellers are party to with respect to the HGI shares that we own.    Prior to entering into the Purchase Agreement, HGI advised us that it had granted us a waiver of the restrictions on “business combinations” set forth in its certificate of incorporation.

On March 18, 2014, in connection with the transaction to acquire HGI Shares, we entered into an agreement with HGI.  Under that agreement, upon receipt of insurance regulatory approval, HGI will increase the size of its board and provide us the right for two years to designate two directors to HGI’s board of directors, subject to reduction in certain circumstances.   We currently expect to appoint Joe Steinberg, our Chairman, and Andrew Whittaker, Vice Chairman Leucadia, as designees.  Prior to regulatory approval, we will have the right to appoint two observers to the HGI board.  We agreed, subject to certain exceptions, for two years, without HGI’s prior approval, not to acquire additional shares or voting rights of HGI that would increase our beneficial ownership above 27.5% of the voting power of HGI’s outstanding securities, to restrict our ability to make certain proposals or solicit proxies, and to not sell our investment in HGI to counterparties who hold, or after giving effect to a sale would hold, in excess of 4.9% of the Company’s common stock.  We also agreed for a two year period to vote in favor of the slate of directors nominated by the HGI board.

Upon acquisition of the Preferred Interest, together with the 18.6 million shares of HGI common stock acquired in September 2013 and previous purchases, we will beneficially own (including as a result of our right to sell the HGI Shares into which the Preferred Interest is exchangeable) 41.6 million common shares of HGI representing approximately 28.6% of HGI’s currently outstanding common stock and 20.1% of HGI’s common stock assuming the conversion of all of HGI’s outstanding Series A and Series A-2 Participating Preferred Stock. Upon the exchange of the Preferred Interest into the HGI Shares, our total net purchase price of the HGI Shares and the 18.6 million shares of HGI common stock purchased in September 2013 will be $406.5 million, or $9.77 per share.

The Preferred Securities Purchase Agreement, the Acknowledgement to the Registration Rights Agreement and the letter agreement with HGI are filed as Exhibits 2.1, 10.1 and 10.2, respectively and are incorporated herein by reference. The foregoing summary has been included to provide investors and security holders with information regarding their terms and is qualified in its entirety by the terms and conditions of such definitive agreements.

Item 9.01.	Financial Statements and Exhibits

Exhibits

2.1
Preferred Securities Purchase Agreement, dated as of March 18, 2014, by and among Harbinger Capital Partners Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Leucadia National Corporation.

10.1
Acknowledgement to Registration Rights Agreement, dated as of March 18, 2014, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Leucadia National Corporation.

10.2	Letter Agreement, dated as of March 18, 2014, by and between Harbinger Group Inc. and Leucadia National Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEUCADIA NATIONAL CORPORATION

Date: March 18, 2014	By:	/s/ Roland T. Kelly
		Name:	Roland T. Kelly
		Title:	Assistant Secretary and Associate General Counsel

EXHIBIT INDEX

Exhibit No.	Description

2.1
Preferred Securities Purchase Agreement, dated as of March 18, 2014, by and among Harbinger Capital Partners Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Leucadia National Corporation.

10.1
Acknowledgement to Registration Rights Agreement, dated as of March 18, 2014, by and among Harbinger Group Inc., Harbinger Capital Partners Master Fund, Ltd., Global Opportunities Breakaway Ltd., Harbinger Capital Partners Special Situations Fund, L.P. and Leucadia National Corporation.

10.2	Letter Agreement, dated as of March 18, 2014, by and between Harbinger Group Inc. and Leucadia National Corporation.

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